     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           AXYS PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        22-2969941
          (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER IDENTIFICATION NO.)
       OF INCORPORATION OR ORGANIZATION)

                            ------------------------

                                180 KIMBALL WAY
                         SOUTH SAN FRANCISCO, CA 94080
                                 (650) 829-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            WILLIAM J. NEWELL, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           AXYS PHARMACEUTICALS, INC.
                                180 KIMBALL WAY
                         SOUTH SAN FRANCISCO, CA 94080
                                 (650) 829-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                             LAURA A. BEREZIN, ESQ.
                               COOLEY GODWARD LLP
                             FIVE PALO ALTO SQUARE
                              3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (650) 843-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of the Prospectus after the effective date of this Registration Statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
   OF SECURITIES TO BE          AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED                REGISTERED              SHARE (1)                 PRICE              REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par
  value).................     3,497,778 shares           $15.65625             $54,762,086.81            $14,457.19
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the Common Stock of Axys Pharmaceuticals, Inc. reported on the Nasdaq National Market on March 7, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH   , 2000

                                3,497,778 shares

                           AXYS PHARMACEUTICALS, INC.

                                  Common Stock

     The selling stockholders listed on pages 12 and 13 are offering up to 3,497,778 shares of Axys Pharmaceuticals, Inc. Common Stock. We sold the shares to the selling stockholders on March 3, 2000 in a private transaction.

     Our common stock is traded on the Nasdaq National Market under the symbol "AXPH". On March 7, 2000, the last reported sale price for the Common Stock on the Nasdaq National Market was $16.00 per share.

     We will not be paying any underwriting discounts or commissions in this offering.

                           -------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About Axys..................................................    1
Risk Factors................................................    2
Cautionary Note Regarding Forward-Looking Statements........   11
Where You Can Find More Information About Axys and This
  Offering..................................................   11
Use of Proceeds.............................................   12
Selling Stockholders........................................   12
Plan of Distribution........................................   13
Legal Matters...............................................   15
Experts.....................................................   15

                            ------------------------

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                   ABOUT AXYS

     Axys is a leader in the integration of life science technologies with a focus on small molecule drug discovery. We seek to build shareholder value through

     - the discovery and development of our own drugs for the treatment of cancer;

     - a broad and diversified pipeline of drug discovery and development programs for chronic diseases partnered with world-class pharmaceutical companies; and

     - the spin-out of affiliated businesses in combinatorial chemistry, pharmacogenomics and agricultural biotechnology that utilize the company's technologies. Our affiliated businesses are intended to provide capital for Axys' drug discovery and development programs. Our subsidiary AXYS ADVANCED TECHNOLOGIES, INC. conducts our combinatorial chemistry business. Our subsidiary PPGX, INC.manages our pharmacogenomics business. Our affiliate AKKADIX CORPORATION runs the agricultural biotechnology business.

     In recent years, the advent of new drug discovery technologies, including functional genomics, bioinformatics, computational sciences, structure-based drug design, combinatorial chemistry, high throughput screening and pharmacogenomics, has offered great potential for streamlining the lengthy and expensive process of drug discovery. Axys has assembled a premier platform for drug discovery by combining and integrating these new technologies with the traditional pharmaceutical sciences, including medicinal chemistry and pharmacology. We are using these integrated technologies to identify more quickly and efficiently both novel molecular targets associated with disease and small molecule compounds, which are important for oral delivery, that can be used as drugs against these targets.

     We are a Delaware corporation. Our executive offices are located at 180 Kimball Way, South San Francisco, CA 94080 and our telephone number is (650) 829-1000. Our World Wide Web address is http://www.axyspharm.com. Information contained on our World Wide Web site should not be considered to be part of this prospectus. In this prospectus, "Axys", "we", "us", and "our" refer to Axys Pharmaceuticals, Inc. unless the context requires otherwise.

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK OFFERED PURSUANT TO THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. OUR COMMON STOCK SHOULD NOT BE PURCHASED IF YOU CANNOT AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE PURCHASING OR OTHERWISE ACQUIRING OUR COMMON STOCK.

IF WE FAIL TO DISCOVER OR DEVELOP OR ARE DELAYED IN THE DEVELOPMENT OF PHARMACEUTICALS, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

     All of our potential pharmaceutical products are in various stages of research and development and will require significant additional research and development efforts before we can sell them. These efforts include extensive preclinical and clinical testing and lengthy regulatory review and approval by the FDA. The development of our new pharmaceutical products is highly uncertain and subject to a number of significant risks. We do not expect any of our pharmaceuticals to be commercially available for a number of years. Pharmaceuticals that appear to be promising at early stages of development may not reach the market for a number of reasons, including the following:

     - We or our collaborators may not successfully complete any research and development efforts;

     - Any pharmaceuticals we develop may be found to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

     - We may fail to obtain required regulatory approvals for any products we develop;

     - We may be unable to manufacture enough of any potential products at an acceptable cost and with appropriate quality;

     - Our products may not be competitive with other existing or future products; and

     - Proprietary rights of third parties may prevent us from commercializing our products.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO COMPLETE OUR PRODUCT DEVELOPMENT EFFORTS.

     The development of our potential drugs will require substantially more money than we currently have. That means we will have to obtain commitments for substantial funds in order to conduct the costly and time-consuming research and preclinical and clinical testing activities necessary to develop our drugs. We cannot be certain that any financing will be available when needed. If we fail to secure additional financing, as we need it, we will have to delay or terminate our drug development programs.

     We plan to be able to meet some of our needs for money through the sale of our interests in our affiliated businesses and we are actively pursuing several alternatives. However, those businesses are still in relatively early stages of development. We cannot be certain that these businesses will prove to be financially successful or that we will be able to sell our interest in these businesses for a substantial amount of money or at all.

     Even if we are successful in obtaining financing from sale of our interests in these affiliated businesses, we believe we will still need to pursue other financing opportunities to fund our research and development. Our future financing needs will depend on many factors, including the following:

     - scientific progress in the research and development of drug development programs;

     - the size and complexity of these programs;

     - the timing, range and results of preclinical studies and clinical trials;

     - our ability to establish new and maintain existing collaborations;

     - our ability to achieve any milestones under such collaborations; and

     - the time and costs involved in getting regulatory approvals or in filing, enforcing or prosecuting patents.

     In February, 2000, we entered into definitive purchase agreements for the sale of an aggregate 3.5 million newly issued shares of Axys Pharmaceuticals, Inc. common stock to selected institutional and other accredited investors for $31.5 million in gross proceeds. We intend to use net proceeds from this private placement for working capital and other general corporate purposes.

     We expect that existing cash and investments, revenues from existing collaborations, and the net proceeds from our recently completed private placement, together with debt financing which we believe is available to us, will enable us to maintain current and planned operations for 18-24 months. We continue to actively pursue a variety of financing alternatives.

     The drug development process is expensive and we are at an early stage of development. Therefore, we expect that we will need to continue to raise money for a number of years until we achieve substantial product or royalty revenues, if ever. We expect that we will seek additional funding through new collaborations, the extension of existing collaborations, through sale of our interests in our affiliated businesses, or through public or private equity or debt financings. We cannot be certain that additional funding will be available or that the terms will be acceptable. Existing stockholders will experience dilution of their investment if we raise additional funds by issuing equity. If adequate funds are not available, we may delay, reduce or eliminate any of our research or development programs. Furthermore, we may obtain funds through arrangements with collaborative partners or others that require us to give up rights to technologies or products that we would otherwise seek to develop or commercialize ourselves.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR LONGER THAN EXPECTED, WE MAY BE UNABLE TO CONTINUE OPERATIONS AND OUR STOCK PRICE MAY DECLINE.

     We may never achieve and sustain profitability. We have experienced significant operating losses since the company started. We have not generated any pharmaceutical product sales revenue. For the year ended December 31, 1999, we generated a net loss of approximately $48 million, and as of December 31, 1999, we had an accumulated deficit of approximately $277 million. We expect that we will continue to incur significant operating losses over at least the next several years as our research and development efforts and preclinical and clinical testing activities continue. Our future profitability depends on our ability to complete product development and obtain regulatory approval for our drug candidates. If we fail to become profitable or are unable to sustain profitability on a quarterly or annual basis, we may be unable to continue operations and our stock price may decline.

IF WE FAIL TO MAINTAIN OUR EXISTING COLLABORATIVE RELATIONSHIPS AND ENTER INTO NEW COLLABORATIVE RELATIONSHIPS, DEVELOPMENT OF OUR PRODUCTS COULD BE DELAYED OR WE MAY NEED TO OBTAIN OTHER SOURCES OF REVENUE.

     Our strategy for the development, clinical testing, manufacturing and commercialization of most of our pharmaceuticals has included entering into collaborations with corporate partners. We rely to a large extent on the activities of our collaborators with respect to the development and commercialization of our pharmaceuticals. All of our collaboration agreements may be canceled under certain circumstances. In addition, the amount and timing of resources to be devoted to research, development, eventual clinical trials and commercialization activities by our collaborators are not within our control. We cannot guarantee that our partners will perform their obligations as expected. If any of our collaborators terminate or elect to cancel their agreements or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of pharmaceuticals may be delayed. For example, virtually all of our genomics collaborations have been cancelled or terminated over time. If in some cases we assume responsibilities for continuing unpartnered programs after cancellation of a collaboration, we may be required to devote additional resources to product development and commercialization or we may cancel certain development programs.

     A large portion of our revenues to date have resulted from these collaborations. The research funding phase of most of our collaborations will come to an end in the next few years unless continued or extended by agreement with our collaborators. If our collaborations are not extended or we do not enter into additional collaborative relationships, we will have to seek other sources of revenue, including additional financing and/or sell interests in our affiliated businesses. We cannot be certain that we will receive any additional revenue from these arrangements beyond the minimum contractual commitments of our partners.

     We have active pharmaceutical product research and development collaborations with several different partners, including Bayer, Merck and Aventis (formerly Rhone-Poulenc Rorer), and Signal Pharmaceuticals.

IF WE FAIL TO SATISFY FDA SAFETY AND EFFICACY REQUIREMENTS IN OUR CLINICAL TRIALS FOR ANY PHARMACEUTICAL, WE WILL BE UNABLE TO COMPLETE THE DEVELOPMENT AND COMMERCIALIZATION OF THAT PHARMACEUTICAL PRODUCT.

     Either we or our collaborators must show through preclinical studies and clinical trials that each of our pharmaceuticals is safe and effective in humans for each indication before obtaining regulatory clearance from the FDA for the commercial sale of that pharmaceutical. If we fail to adequately show the safety and effectiveness of a pharmaceutical, regulatory approval could be delayed or denied. The results from preclinical studies and early clinical trials are often different than the results that are obtained in large-scale testing. We cannot be certain that we will show sufficient safety and effectiveness in our clinical trials that would allow us to obtain the needed regulatory approval. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     Any drug is likely to produce some level of toxicity or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for a long period of time. Unacceptable toxicities or side effects may occur in the course of toxicity studies or clinical trials. If we observe unacceptable toxicities or side effects, we, our collaborators or regulatory authorities may interrupt, limit, delay or halt the development of the drug. In addition, these unacceptable toxicities or side effects could prevent approval by the FDA or foreign regulatory authorities for any or all indications.

     We currently have one compound, APC 2059, in clinical trials for inflammatory bowel disease. We are performing clinical trials to determine the safety and effectiveness of APC 2059 for the treatment of inflammatory bowel disease. As these clinical trials are intended to establish proof-of-principle in humans, we cannot be certain that we will be able to complete the clinical trials successfully. Our collaboration partner Bayer is moving forward with clinical development of a compound developed in our collaboration with them for the treatment of asthma that would be taken as a pill. Phase I clinical trials are being planned to commence in the first half of 2000 to establish the safety and effectiveness of that compound in the treatment of asthma. We cannot be certain that the clinical trials of this compound will be initiated or completed successfully. Finally, we cannot be certain that any other drug candidates which may enter clinical trials will successfully complete those trials or that we or our collaborators will be able to show the safety and effectiveness of these drug candidates.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS TO COMMERCIALLY MANUFACTURE OR SELL ANY OF OUR PHARMACEUTICALS, OR IF APPROVAL IS DELAYED, WE WILL BE UNABLE TO GENERATE REVENUE FROM THE SALE OF OUR PRODUCTS.

     We must obtain regulatory approval before marketing or selling our future drug products. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. The process of obtaining FDA and other required regulatory approvals can vary a great deal based upon the type, complexity and novelty of the products involved. Delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of clinical trials and FDA regulatory review. Similar delays also may be encountered in foreign countries.

     None of our drug candidates has received regulatory approval. If we fail to obtain this approval, we will be unable to commercially manufacture and sell our drug products. We have several drugs in various stages of preclinical and clinical development. These products are not expected to be available for several more years. Because of the risks and uncertainties involved in development of drug products, our drug candidates could take significantly longer to gain approval than we expect or may never gain approval. If regulatory approval is delayed, our management's credibility, the value of our company and our operating results could be adversely affected. Even if regulatory approval of a product is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the successful promotion of those products.

     Even if we obtain regulatory approval, we may be required to continue clinical studies even after we have started selling a pharmaceutical. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional preclinical testing or clinical trials and changes in labeling of the product. This could delay or prevent us from generating revenues from the sale of that drug or cause our revenues to decline.

     If regulatory approval is obtained, we will also be subject to ongoing existing and future FDA regulations and guidelines and continued regulatory review. In particular, we or any third party that we use to manufacturer the drug or our collaborators will be required to adhere to regulations setting forth current good manufacturing practices. The regulations require that we manufacture our products and maintain our records in a particular way with respect to manufacturing, testing and quality control activities. Furthermore, we or our third party manufacturers or our collaborators must pass a pre-approval inspection of our manufacturing facilities by the FDA before obtaining marketing approval.

     Failure to comply with the FDA or other relevant regulatory requirements may subject us to administrative or legally imposed restrictions. These include: warning letters, civil penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending New Drug Applications, called NDAs, or supplements to approved NDAs.

IF WE ARE UNABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     Our success depends in large part on our ability to obtain patents, maintain trade secrets and operate without infringing the rights of others, both in the United States and in other countries.

     Patents may not issue from any of our pending or future applications. Patent applications in the United States are maintained in secrecy until the patent issues. As a result, we cannot be certain that others have not filed patent applications for technology covered by our pending patent applications or that we were the first to invent the technology. In addition, an issued patent may be challenged, invalidated or maneuvered around or it may otherwise not be sufficient to protect our technology. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. As a result, it is difficult to predict the broadness of claims allowed in biotechnology and pharmaceutical patents or their enforceability.

     Our commercial success also depends, in part, on not infringing patents issued to others and not breaching the technology licenses upon which any of our potential products are based. Competitors may have filed applications for, or may have received patents and may obtain additional patents and rights relating to, genes, products or processes that block or compete with ours. A number of third parties have filed patent applications or received patents in the areas of our programs. Some of these applications or patents may limit or hinder our patent applications, or conflict in certain ways with claims made under our issued patents. Furthermore, in the past we have been, and we may from time to time in the future be, notified of claims that we are infringing patents or other intellectual property rights owned by third parties.

     We may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office. These proceedings determine the priority of invention and the right to a patent for the technology in the U.S. In addition, lawsuits may be necessary to enforce any patents issued to us or to determine the scope and validity of the rights of third parties. Lawsuits and interference proceedings, even if they are successful, are expensive to pursue, and we could use a substantial amount of our limited financial resources in either case. An adverse outcome could subject us to significant liabilities to third parties and require us to license disputed rights from third parties or to cease using such technology.

     It is also unclear whether our trade secrets will provide useful protection. We protect our own technology and processes, in part, by confidentiality agreements with our employees, consultants and certain contractors. However, these agreements may be disregarded or breached, and we may not have adequate remedies for any breach. In addition, it is possible that our trade secrets will otherwise become known or be independently discovered by competitors.

     Disputes may arise in the future with regards to the ownership of rights to any technology developed with collaborators. These and other possible disagreements with collaborators could lead to delays in the achievement of milestones or receipt of royalty payments or in research, development and commercialization of our pharmaceuticals. In addition, these disputes could require or result in lawsuits or arbitration. Lawsuits and arbitration are time-consuming and expensive. Even if we win, the cost of these proceedings could adversely affect our business, financial condition and results of operations. Furthermore, these proceedings could adversely affect our stock price or our business reputation and may make the process of entering into additional collaborative relationships more difficult.

BECAUSE WE DO NOT HAVE MANUFACTURING FACILITIES FOR OUR PROPOSED DRUG PRODUCTS OR COMMERCIAL MANUFACTURING EXPERIENCE, WE COULD EXPERIENCE MANUFACTURING DELAYS OR PROBLEMS THAT HURT OUR PRODUCT SALES.

     We have no manufacturing facilities for our proposed drug products, and our potential products have never been commercially manufactured. We must currently rely on our collaborators, such as Bayer, Merck, and Aventis, to manufacture products created by our collaborations. We believe that our collaborators or contract manufacturers or we will be able to manufacture our compounds at a cost and in quantities necessary to make them commercially acceptable. However, we cannot be certain that this will be the case. If we or our collaborators or third party manufacturers are unable to manufacture or contract with others for a sufficient supply of our compounds on acceptable terms, we may have to delay any of the following:

     - our preclinical and clinical testing schedule;

     - our submission of products for regulatory approval; or

     - the market introduction and subsequent sales of products.

     Any of these delays would adversely affect our financial condition and results of operations.

     In addition to us, our collaborators and contract manufacturers must adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If these facilities cannot pass a pre-approval plant inspection, FDA approval of our products will not be granted or will be delayed.

     With respect to our subsidiary, Axys Advanced Technologies, we are developing new manufacturing processes to meet the expanding demand for our combinatorial chemistry libraries. We have never had to manufacture the quantities of libraries we are committed to delivering during this year. We have experienced problems in manufacturing in the past that have delayed shipments of libraries and we may experience manufacturing problems in the future as we expand our manufacturing capabilities. Problems in manufacturing could delay shipments of combinatorial chemistry compounds and this would have a material adverse effect on our financial condition and results of operations.

IF WE ARE UNABLE TO ESTABLISH MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO ARRANGEMENTS WITH THIRD PARTIES, OUR ABILITY TO GENERATE REVENUES WILL BE HARMED.

     We currently have no sales, marketing or distribution capability. We will rely on our collaborative relationships, such as those with Bayer, Merck and Aventis, to market some of our future drug products. In addition, we may enter into future collaborations in which we rely on our collaborator to market our drug products. Revenues received under existing and future collaborations will depend on the success of our collaborator in marketing our drugs. We cannot be certain that collaborators will devote sufficient resources to the marketing and sale of our drugs or that the efforts of our collaborators will be successful.

     We may also decide to market certain of our future pharmaceuticals by ourselves. To market any pharmaceuticals ourselves, we must develop a marketing and sales force with technical expertise and the necessary supporting distribution capability. If we are unable to develop a marketing and sales force, we may be unable to effectively sell any of our pharmaceuticals. We do not know whether we will desire to or be able to establish our own sales and distribution capabilities or whether we will be able to enter into the necessary supporting relationships with third parties.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR DRUGS, THERE MAY BE NO COMMERCIALLY VIABLE MARKET FOR OUR PRODUCTS.

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of outside parties, such as government health administrators, private health insurance companies and HMOs seeking to contain or reduce the cost of health care. In some foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to adopt similar governmental control. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on price of prescription drugs. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We cannot be certain that third parties will pay for the costs of our drugs. Even if we obtain third party reimbursement, we cannot be certain that reimbursement rates will allow us to profit from the sale of our drugs.

     In addition, the announcement of cost containment proposals or efforts could adversely affect our ability to raise capital and our stock price. In addition, if these proposals or efforts adversely affect other pharmaceutical companies that are prospective collaborators with Axys, our ability to establish or maintain strategic alliances may be adversely affected.

IF PHYSICIANS, INSURERS AND PATIENTS DO NOT ACCEPT OUR PRODUCTS, WE MAY NOT ACHIEVE SUFFICIENT REVENUE FROM SALE OF THOSE PRODUCTS.

     Even if our pharmaceuticals are approved for sale, we are not certain that physicians, health insurance companies or patients will accept them. If the medical community and patients do not accept our products, sales of these products will be adversely affected. The degree of market acceptance will depend upon a number of factors, including obtaining regulatory approvals, demonstrating proof in the medical community of the clinical effectiveness and safety of our product candidates and their potential advantages over existing treatment methods and reimbursement policies of government and third-party payors.

IF WE FAIL TO COMPETE SUCCESSFULLY, OUR REVENUES AND OPERATING RESULTS WILL BE ADVERSELY AFFECTED.

     This is a highly competitive business and many of our competitors have substantially greater resources than we have. In addition, some of these companies have considerably more experience in preclinical testing, clinical trials and other regulatory approval procedures than we have.

     Our competitors (including our collaborators) may develop, manufacture and market products that are more effective or less expensive than ours. They may also receive regulatory approval for their drugs faster than we can obtain them, or may commercialize their drugs more quickly than we can. Many of our competitors have greater financial and management resources than we do, and many of them have significantly more experience in bringing drugs to market. If our competitors successfully commercialize drugs to treat the indications that we are working on before we do, or if their products are less expensive or more effective than ours, demand for our drugs may suffer and our revenues may be reduced.

     Additionally, certain colleges and universities, governmental agencies and other research organizations are conducting research in the same areas in which we are working. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed. These institutions also may market competitive commercial products on their own or through joint ventures. Currently, they compete with us in recruiting highly qualified scientific personnel.

IF WE FAIL TO RECRUIT AND RETAIN PROFESSIONAL STAFF, OUR PRODUCT DEVELOPMENT PROGRAMS WILL BE DELAYED.

     We are highly dependent on the senior members of our scientific and management staff. Retaining and attracting qualified personnel, consultants and advisors is critical to our success. If we fail to recruit and retain qualified personnel, our product development efforts will be delayed. We face intense competition for qualified individuals from numerous pharmaceutical and biotechnology companies, universities and other research institutions. We are currently seeking to hire additional qualified scientific personnel to perform research and development. In addition, we expect that we will need to add management personnel and develop additional expertise by existing management personnel in order to expand product development and clinical testing. We cannot be certain that we will be able to attract and retain such individuals on acceptable terms or at all.

     In addition, our academic collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. These academic collaborators may also have relationships with other commercial entities, some of whom may compete with Axys.

OUR STOCK MAY BE VOLATILE AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE.

     Stock prices and trading volumes for biotechnology companies often fluctuate widely for reasons which may be unrelated to their businesses. Our stock price could decline as a result of many factors, including:

     - announcements of technological innovations or new products by Axys or other companies;

     - developments or disputes concerning patents or other rights;

     - publicity regarding actual or potential medical results from products under development by Axys or other companies;

     - regulatory developments in both the United States and foreign countries;

     - public concern regarding the safety of biopharmaceutical products;

     - any shortfall in our revenues or net income from that expected by securities analysts;

     - changes in analyst's estimates of our financial performance, the financial performance or our competitors or the financial performance of biotechnology companies in general;

     - sales of large blocks of our common stock; or

     - conditions in the financial markets or economy in general or the biotechnology industry in particular.

     In the past, following large price declines in the public market price of a company's securities, securities litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources. Any adverse determination in litigation could subject us to substantial liabilities.

IF PRODUCT LIABILITY CLAIMS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES.

     We may be exposed to liability claims resulting from the use of our products in clinical trials, or the manufacturing, marketing and sale of any approved products. These claims may be made directly by consumers, pharmaceutical companies or others. We maintain product liability insurance coverage for claims arising from the use of our products which are still in the developmental phase. However, this insurance coverage is becoming increasingly expensive. We and our collaborative partners may not be able to obtain and maintain commercially reasonable product liability insurance. Furthermore, even if we maintain insurance, the amount may not be enough to protect us against losses due to a lawsuit. A successful product liability claim against Axys or series of claims in excess of our insurance could adversely affect our results of operations and our need for additional financing.

ANTI-TAKEOVER PROVISIONS UNDER DELAWARE LAW AND IN OUR CHARTER DOCUMENTS AND OUR STOCKHOLDER RIGHTS PLAN COULD MAKE AN ACQUISITION OF AXYS MORE DIFFICULT.

     In 1998, we adopted a stockholder rights plan, which may have the effect of delaying or preventing an unsolicited takeover of the company. Our certificate of incorporation and bylaws state that any action taken by stockholders must be conducted at an annual or special meeting of stockholders and may not be conducted by written consent. Only the board of directors, the Chairman of the Board or the President may call special meetings of the stockholders. In addition, our board of directors has the authority to issue additional shares of preferred stock and to determine the rights of those shares without any further action by the stockholders. Those rights could be senior to those of the common stockholders. The issuance of preferred stock may make it more difficult for a third party to acquire Axys. These and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of Axys. In fact, these provisions may discourage transactions in which the stockholders might otherwise receive a premium for their shares over then current prices, and may limit the stockholders' ability to approve transactions that they think are in their best interests.

     Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other things, the board approves the transaction. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and industry and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements.

     In some cases, you can identify forward-looking statements by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may", "should", "estimate", "predict", "potential", "continue", or the negative of such terms or other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements.

     The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not intend to update publicly any of the forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

        WHERE YOU CAN FIND MORE INFORMATION ABOUT AXYS AND THIS OFFERING

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 7, 2000;

     2. Our Current Report of Form 8-K filed with the Commission on February 22, 2000;

     3. Our Definitive Proxy Statement filed with the Commission on April 23, 1999 in connection with our 1999 Annual Meeting of Stockholders;

     4. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

     In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                           Axys Pharmaceuticals, Inc.
                               Investor Relations
                                180 Kimball Way
                         South San Francisco, CA 94080
                                 (650) 829-1000

                                USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock.

                              SELLING STOCKHOLDERS

     We are registering the shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in a private placement transaction. We have registered the shares to permit the selling stockholders and their pledgees, donees, transferees or other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares.

     The following table sets forth the name of each selling stockholder, the number of shares owned by each selling stockholder, the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by each selling stockholder after this offering is completed. Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years. The number of shares in the column "Number of Shares Being Offered" represent all of the shares that each selling stockholder may offer under this prospectus. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders.

     The percentages of shares owned prior to the offering are based on 34,946,051 shares of our common stock outstanding, after giving effect to the sale of 3,497,778 shares to the selling stockholders in the Company's February 2000 private placement.

                                               SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                 OWNED PRIOR TO      NUMBER OF       OWNED AFTER
                                                    OFFERING          SHARES         OFFERING**
                                               -------------------     BEING     -------------------
                    NAME                        NUMBER    PERCENT     OFFERED     NUMBER    PERCENT
                    ----                       --------   --------   ---------   --------   --------
Deutsche Vermogensbildungsgesellschaft m.b.H.
  (DVG)......................................  600,000      1.72%     600,000          0         *
Franklin Biotechnology Discovery Fund........  600,000      1.72%     600,000          0         *
Deutsche Asset Management (NAVAP)............  300,000         *      300,000          0         *
Chelsey Capital..............................  250,000         *      250,000          0         *
ProQuest Investments, L.P....................  219,378         *      219,378          0         *
KMF Partners, L.P............................  200,000         *      200,000          0         *
Special Situations Private Equity Fund,
  L.P........................................  166,667         *      166,667          0         *
The Aries Master Fund........................  128,759         *      128,759          0         *
Delta Opportunity Fund, Ltd..................  123,555         *      123,555          0         *
Activest Management SA.......................  120,000         *      120,000          0         *
Merlin BioMed Int'l Ltd......................  120,000         *      120,000          0         *
Deutsche Asset Management (Dirfonds-AP)......  100,000         *      100,000          0         *
Merlin BioMed L.P............................  100,000         *      100,000          0         *
Aeolus Capital...............................  100,000         *      100,000          0         *
Delta Opportunity Fund (Institutional),
  LLC........................................   98,667         *       98,667          0         *
Activest American Performance LTD............   80,000         *       80,000          0         *
Aries Domestic Fund, L.P.....................   60,964         *       60,964          0         *
Bradley N. Rotter............................   50,000         *       50,000          0         *
Lodestone Capital Fund, LLC..................   50,000         *       50,000          0         *
Douglas and Laurie Moore, Trustees FBO
  The Moore '89 Family Trust dtd 3-9-89......   16,667         *       16,667          0         *
Aries Domestic Fund II, L.P..................   10,277         *       10,277          0         *
ProQuest Companion Fund, L.P.................    2,844         *        2,844          0         *

-------------------------
 * Represents less than 1%.

** Assuming the sale of all the offered shares

                              PLAN OF DISTRIBUTION

     The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their shares in one or more of, or a combination of:

     - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

     - an exchange distribution in accordance with the rules of an exchange,

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     - privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

     - the name of each selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which the shares were sold,

     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

     - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     - other facts material to the transaction.

     From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. Upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

     We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

     We have agreed to maintain the effectiveness of this registration statement until each selling stockholder can sell all of the shares it holds under Rule 144(k) promulgated under the Securities Act. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                                 LEGAL MATTERS

     The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP, Palo Alto, California. Cooley Godward LLP and attorneys in the firm own an aggregate of approximately 5,000 shares of the Axys' common stock. Alan C. Mendelson, a partner at Cooley Godward LLP, is a director of Axys and also owns approximately 18,329 shares of Axys' common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

SEC Registration Fee........................................  $ 14,500
Nasdaq filing fee...........................................  $ 17,500
Accounting fees and expenses................................  $  5,000
Legal fees and expenses.....................................  $ 75,000
Printing expenses...........................................  $  6,000
Miscellaneous expenses......................................  $  5,000
                                                              --------
  Total.....................................................  $123,000
                                                              --------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law each of its directors and officers against expenses (including attorney fees), judgments, fines, settlements and other amounts actually and reasonable incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director or officer at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may similarly indemnify each of its employees or agents. The Registrant has entered into indemnification agreements with each of our directors and officers that provide for indemnification greater than that provided in the Bylaws.

     The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16. EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  5.1     Opinion of Cooley Godward LLP.
 10.1     Form of Stock Purchase Agreement by and between Axys
          Pharmaceuticals, Inc. and each of the selling stockholders.
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1     Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California on February 24, 2000.

                                          AXYS PHARMACUETICALS, INC.

                                          By:      /s/ JOHN P. WALKER
                                            ------------------------------------
                                                       John P. Walker
                                                Chief Executive Officer and
                                                   Chairman of the Board

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Walker and Kathleen Stafford, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                 /s/ JOHN P. WALKER                      Chief Executive Officer,     February 24, 2000
-----------------------------------------------------     Chairman of the Board,
                   John P. Walker                      Director (Principal Executive
                                                                 Officer)

                /s/ KATHLEEN STAFFORD                    Senior Vice President and    February 24, 2000
-----------------------------------------------------     Chief Financial Officer
                  Kathleen Stafford                      (Principal Financial and
                                                            Accounting Officer)

                  /s/ ANN M. ARVIN                               Director             March 6, 2000
-----------------------------------------------------
                  Ann M. Arvin, MD

                /s/ VAUGHN M. KAILIAN                            Director             February 24, 2000
-----------------------------------------------------
                  Vaughn M. Kailian

                 /s/ DONALD KENNEDY                              Director             February 24, 2000
-----------------------------------------------------
                Donald Kennedy, Ph.D.

                                                                 Director
-----------------------------------------------------
                    Irwin Lerner

                /s/ ALAN C. MENDELSON                            Director             February 24, 2000
-----------------------------------------------------
                  Alan C. Mendelson

                /s/ J. LEIGHTON READ                             Director             February 24, 2000
-----------------------------------------------------
               J. Leighton Read, M.D.
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                                      II-3

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  5.1      Opinion of Cooley Godward LLP.
 10.1      Form of Stock Purchase Agreement by and between Axys
           Pharmaceuticals, Inc. and each of the selling stockholders.
 23.1      Consent of Ernst & Young LLP, independent auditors.
 23.2      Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1      Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).